EXHIBIT 3

TRANSGLOBE ENERGY CORPORATION
Suite 2300, 250 - 5th Street S.W.
Calgary, Alberta T2P 0R4
Tel: (403) 264-9888
Web site: www.trans-globe.com
NOTICE OF MEETING OF DEBENTUREHOLDERS
TO BE HELD OCTOBER 17, 2016
TO THE HOLDERS OF DEBENTURES
NOTICE IS HEREBY GIVEN that a meeting (the "Meeting") of the holders ("Debentureholders") of 6.0% convertible unsecured subordinated debentures ("Debentures") of TransGlobe Energy Corporation ("TransGlobe" or "the Company") will be held at 300, 250-5th Street S.W., Calgary Alberta on Monday, October 17, 2016 at 3:00 p.m. (Calgary time) for the following purposes:
1.
to pass an extraordinary resolution to approve certain amendments to the trust indenture governing the Debentures that will give TransGlobe the right, exercisable in the sole discretion of TransGlobe at any time prior to the maturity date of the Debentures, to redeem all but not less than all of the then outstanding Debentures at a price equal to the principal amount outstanding, plus accrued and unpaid interest up to (but excluding) the redemption date, plus an interest penalty equal to interest otherwise due from the redemption date up to (but excluding) the maturity date, all as more fully set forth in the accompanying management information circular and proxy statement dated September 16, 2016 (the "Information Circular"); and

2.	to transact such other business as may properly be brought before the Meeting and any postponement(s) or adjournment(s) thereof.
Only Debentureholders of record at the close of business on September 16, 2016, the record date for the Meeting, will be entitled to notice of, and to vote at, the Meeting or any postponement(s) or adjournment(s) thereof.
All of the Debentures are registered under the name of CDS & Co. (the registration name for the Canadian Depository for Securities). Accordingly, in order for a beneficial holder of Debentures to have its Debentures voted at the Meeting, it must complete and sign the applicable instrument of proxy or other voting instruction form provided by its broker or other intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein well in advance of the Meeting. Failure to do so will result in your Debentures not being voted at the Meeting. To be valid, any proxies must be received by Computershare Trust Company of Canada by not later than forty-eight (48) hours (exclusive of Saturdays, Sundays and statutory holidays in the Province of Alberta) prior to the time of the Meeting or any postponement or adjournment thereof. See "General Proxy Information" in the Information Circular.
The Information Circular provides additional information relating to matters to be dealt with at the Meeting and are deemed to form part of this Notice. Any adjourned meeting resulting from an adjournment of the Meeting will be held at a time and place to be specified by the Chair of the Meeting. See "General Proxy Information - Quorum" in the Information Circular.
DATED this 16th day of September, 2016.
By Order of the Board of Directors

(signed) "Ross G. Clarkson"

Ross G. Clarkson
President and Chief Executive Officer

TRANSGLOBE ENERGY CORPORATION

MANAGEMENT INFORMATION CIRCULAR
General
This Management Information Circular ("Information Circular") is furnished in connection with the solicitation of proxies by management of TransGlobe Energy Corporation ("TransGlobe" or the "Company") for use at the meeting (the "Meeting") of the holders ("Debentureholders") of 6.0% convertible unsecured subordinated debentures ("Debentures) of the Company, to be held at 300, 250-5th Street S.W., Calgary Alberta on Monday, October 17, 2016 at 3:00 p.m. (Calgary time) and any adjournment thereof, for the purposes set forth in the accompanying Notice of Meeting.
No person has been authorized to give any information or make any representation in connection with the Redemption Amendment (as defined herein) or any other matters to be considered at the Meeting other than those contained in this Information Circular and, if given or made, any such information or representation must not be relied upon as having been authorized.
Information contained in this Information Circular is given as of September 16, 2016 unless otherwise specifically stated. You are urged to carefully read the full text of the Information Circular.
Advice to Beneficial Holders of Debentures
The information set forth in this section is of significant importance to all Debentureholders, as all of the Debentures are registered in the name of CDS & Co., the nominee of the Canadian Depository for Securities ("CDS"), and are held through brokers, intermediaries, trustees or other persons. Without specific instructions, a broker, intermediary, trustee, other person or nominee is prohibited from voting Debentures for its clients.
Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from beneficial Debentureholders in advance of meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by beneficial Debentureholders in order to ensure that their Debentures are voted at the Meeting. The majority of brokers now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. ("Broadridge"). Broadridge typically mails a scannable voting instruction form. The beneficial Debentureholder is requested to complete and return the voting instruction form to them by mail or facsimile. Alternatively, the beneficial Debentureholder can call a toll-free telephone number or access the internet to vote the Debentures held by the beneficial Debentureholder. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of the Debentures. A beneficial Debentureholder receiving a voting instruction form cannot use that voting instruction form to vote Debentures directly at the Meeting as the voting instruction form must be returned as directed by Broadridge well in advance of the Meeting in order to have the Debentures voted.
Although beneficial Debentureholders may not be recognized directly at the Meeting for the purposes of voting Debentures registered in the name of CDS & Co., a beneficial Debentureholder may attend at the Meeting as a proxyholder and vote their Debentures in that capacity. If a beneficial Debentureholder wishes to attend the Meeting and vote their Debentures, it must do so as proxyholder for the registered holder of the Debentures. To do this, a beneficial Debentureholder should enter their name in the blank space on the applicable form of proxy or voting instruction form provided to them and return the document to their broker or other intermediary (or the agent of such broker or other intermediary) in accordance with the instructions provided by such broker, intermediary or agent well in advance of the Meeting.
The Company is not using "notice-and-access" to send its proxy-related materials to Debentureholders. Paper copies of such materials will be sent to all Debentureholders. The Company will not send proxy-related materials directly to non-objecting beneficial Debentureholders. Such materials will be delivered to non-objecting beneficial Debentureholders by Broadridge or through the non-objecting beneficial Debentureholder's intermediary. The Company intends to pay for the costs of an intermediary to deliver to objecting beneficial Debentureholders the proxy-related materials and Form 54-101F7 Request for Voting Instructions Made by Intermediary of National Instrument 54-101.
This Information Circular being sent to both registered and non-registered owners of the Debentures. If you are a nonregistered owner, and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Debentures, have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf.
See "General Proxy Information" in this Information Circular.

Redemption Amendment
At the Meeting, Debentureholders will be asked to pass an extraordinary resolution ("Extraordinary Resolution") approving certain amendments (the "Redemption Amendment") to the trust indenture governing the Debentures (the "Indenture") that will give TransGlobe the right, exercisable in the sole discretion of TransGlobe at any time prior to March 31, 2017, the maturity date of the Debentures (the "Maturity Date"), to redeem all but not less than all of the then outstanding Debentures at a price per Debenture equal to the principal amount thereof, plus accrued and unpaid interest up to (but excluding) the Early Redemption Date (as defined below), plus an interest penalty equal to interest otherwise due from the Early Redemption Date up to (but excluding) the Maturity Date (the "Early Redemption Price"). The "Early Redemption Date" will be the date of redemption set forth in the early redemption notice (the "Early Redemption Notice") (which shall not be earlier than the date that is 15 days after the date the Early Redemption Notice is delivered to the Debentureholders by the Company), and if no such date is set forth in the Early Redemption Notice it means the date that is 15 days after the Early Redemption Notice is delivered to the Debentureholders by the Corporation. The full text of the Extraordinary Resolution and the supplemental indenture (the "Supplemental Indenture") (in draft form) that will be entered into by the Company and Computershare Trust Company of Canada (the "Trustee") to evidence the Redemption Amendment if the Extraordinary Resolution is passed by the Debentureholders at the Meeting are set forth in Schedules "A" and "B" to this Information Circular, respectively. If the Extraordinary Resolution is passed by the Debentureholders at the Meeting, the Supplemental Indenture will be entered into by the Company and the Trustee, and the Redemption Amendment will become effective, at such time as may be determined by the Board of Directors of the Company, in its sole discretion. Debentureholders are encouraged to read the full text of the Extraordinary Resolution and the Supplemental Indenture in their entirety.
Currently, pursuant to the terms of the Indenture, the Debentures may only be redeemed at the option of the Company prior to the Maturity Date if the Current Market Price (as defined in the Indenture) at the time notice of such redemption is provided by the Company exceeds 125% of the current conversion price of the Debentures per common share of the Company ("Common Share"), which conversion price is currently $17.04 per Common Share. The purpose of the Redemption Amendment is to permit the Company to redeem, at its option, all but not less than all of the outstanding Debentures at any time prior to the Maturity Date at a price equal to the Early Redemption Price.
Pursuant to the Redemption Amendment, the Company will have the right at any time prior to the Maturity Date to elect to redeem all but not less than all of the outstanding Debentures by: (i) giving the Early Redemption Notice of such election to the Debentureholders; and (ii) depositing with the Trustee, or any paying agent to the order of the Trustee, immediately available funds in an amount equal to the aggregate Early Redemption Price for all of the Debentures so redeemed. The delivery of such funds to the Trustee will satisfy and discharge the liability of the Company for the redeemed Debentures, such Debentures will thereafter be considered to no longer be outstanding, and Debentureholders will have no other right in regard thereto other than to receive out of the money so delivered the amount to which it is entitled. Pursuant to the Redemption Amendment, the Company is required to give Debentureholders 15 days' notice prior to exercising its option to redeem the Debentures. Accordingly, in the event the Debentures are redeemed pursuant to the Redemption Amendment, Debentureholders will have until 5:00 p.m. (Calgary time) on the last Business Day (as defined herein) preceding the Early Redemption Date to convert their Debentures into Common Shares prior to such redemption. "Business Day" means any day which is not Saturday or Sunday or a statutory holiday in Calgary, Alberta or any other day on which business of the Trustee and Canadian chartered banks are generally closed.
Debentureholders are urged to review the summary of the principal Canadian federal income tax considerations relevant to certain Debentureholders set forth below under "Certain Canadian Federal Income Tax Considerations" and to consult their tax advisors to determine the particular tax consequences to them of the Redemption Amendment.
As the Debentures trade in the CDS book-entry system and no certificates are issued to unregistered Debentureholders, then upon a possible redemption, beneficial holders of Debentures will not need to take any action to receive the Early Redemption Price to which they are entitled. Upon the Trustee receiving the aggregate Early Redemption Price of the Debentures so redeemed, it will pay such amount to CDS, as the sole registered holder of the Debentures, for the account of the participants in the CDS book-entry system maintained by CDS.
In order to be passed, the Extraordinary Resolution must receive the affirmative vote of at least 66 2/3% of the votes cast by Debentureholders at the Meeting. Accordingly, if a Debentureholder wishes to have the possibility of having its Debentures redeemed in accordance with the Redemption Amendment, it is encouraged to vote FOR the Extraordinary Resolution by completing and signing the applicable instrument of proxy or other voting instruction form provided by its broker or other intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein. See "General Proxy Information – Voting Rights and Appointment of Proxies".
The TransGlobe board of directors has unanimously concluded that the proposed Redemption Amendment is in the best interests of the Company and recommends that Debentureholders vote FOR the Extraordinary Resolution.

Certain Canadian Federal Income Tax Considerations
In the opinion of Burnet, Duckworth & Palmer LLP, counsel to the Company, the following summary describes the principal Canadian federal income tax considerations in respect of the Redemption Amendment and the redemption of Debentures pursuant to the terms of the Redemption Amendment generally applicable to a Debentureholder who, for purposes of the Tax Act, and at all relevant times, deals at arm's length with and is not affiliated with the Company, and holds Debentures as capital property (a "Holder"). Debentures will generally be considered to be capital property to a Holder unless the Holder holds such Debentures in the course of carrying on a business or the Holder acquired such Debentures in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Canadian resident Holders whose Debentures might not otherwise be considered capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have the Debentures and all other "Canadian Securities", as defined in the Tax Act, owned by such Holder in the taxation year, and in all subsequent taxation years, deemed to be capital property. Holders should consult with their own tax advisors if they contemplate making such an election.
This summary is based upon the current provisions of the Tax Act, counsel's understanding of existing case law and the published administrative practices of the Canada Revenue Agency ("CRA"). This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that all Tax Proposals will be enacted in the form proposed. This summary is not exhaustive of all possible Canadian federal income tax considerations nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations.
This summary is not applicable to: (a) a Holder that is a "financial institution" (for the purposes of the "mark-to-market" rules) or a "specified financial institution", each as defined in the Tax Act; (b) a Holder an interest in which would be a "tax shelter investment" within the meaning of the Tax Act; (c) a Holder whose "functional currency" for the purposes of the Tax Act is the currency of a country other than Canada; or (d) a Holder that has entered into or will enter into a "derivative forward agreement" with respect to the Debentures within the meaning of the Tax Act. Such Holders should consult their own tax advisors.
No legal opinion from counsel or advance income tax ruling from the CRA has been requested, or obtained to confirm the tax consequences to Debentureholders of the Redemption Amendment or the redemption of Debentures pursuant to the terms of the Redemption Amendment. This summary is not binding on the CRA, and the CRA is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the CRA and the Canadian courts could disagree with one or more of the positions taken in this summary.
This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Debentureholder. Debentureholders are urged to consult their own tax advisors for advice regarding the income tax consequences to them of disposing of their Debentures having regard to their own particular circumstances.
Holders Resident in Canada
The following portion of the summary is generally applicable to a Holder who, for purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is resident or deemed to be resident in Canada (a "Resident Holder").
Amendment of the Debentures
It is not certain whether the Redemption Amendment would result in a disposition of the Debentures for Canadian tax purposes. Canadian jurisprudence has held that the amendment of fundamental terms of a debt instrument can result in the creation of a new debt obligation in some circumstances, and for certain purposes. Thus, there can be no assurance that the CRA would not treat the Redemption Amendment as a disposition of the Debentures, or that a Canadian court would agree with the CRA's position. Each Resident Holder should consult its own tax advisor regarding the proper treatment of the Redemption Amendment for Canadian tax purposes.
In the event that the Redemption Amendment does not cause a disposition of the Debentures, then a Resident Holder will not be considered to have disposed of any property for tax purposes, and will have no adverse Canadian tax consequences at the time the Redemption Amendment becomes effective.
In the event that the Redemption Amendment does cause a disposition of the Debentures, a Resident Holder will be deemed to have received proceeds of disposition equal to the fair market value of the Debentures owned by the Resident Holder at the time the Redemption Amendment becomes effective. The Resident Holder will recognize a capital gain (or loss) on the disposition equal to the amount by which the Resident Holder's proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the adjusted cost base to the Resident Holder of the Debentures owned at the time the Redemption Amendment becomes effective. See "Taxation of Capital Gains and Losses" below. In such a case, the cost of the Debentures to the Resident.

Holder immediately after the time the Redemption Amendment becomes effective will be equal to the fair market value of the Debentures at that time.
Redemption of Debentures Pursuant to the Redemption Amendment
A Resident Holder who disposes of Debentures pursuant to a redemption by the Company under the terms of the Redemption Amendment will generally be considered to have disposed of such Debentures for proceeds of disposition equal to the Early Redemption Price less any accrued interest and any interest penalty equal to interest otherwise due from the Early Redemption Date up to but excluding the Maturity Date (the "Net Redemption Price"). However, any other amount of this Net Redemption Price greater than the principal amount of the Debentures will be deemed to be interest (and not proceeds of disposition) if it can reasonably be considered to relate to amounts that would have been paid on the Debentures as interest had the Debentures not been redeemed by the Company. Furthermore, any interest penalty allocated to the Early Redemption Price equal to the interest otherwise due from the Early Redemption Date up to but excluding the Maturity Date (as discussed above) will also be deemed to be interest.
The Resident Holder will realize a capital gain (capital loss) on the disposition of the Debentures equal to the amount by which the Resident Holder’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (less than) the adjusted cost base to the Resident Holder of the Debentures redeemed. See "Taxation of Capital Gains and Losses".
Upon the disposition, any (i) interest paid to a Resident Holder, (ii) interest which has accrued on the Debentures to the date of disposition, and (iii) deemed interest described in the paragraph above, must be included in computing the income of the Resident Holder except to the extent it was included in the income of the Resident Holder for a previous year.
Taxation of Capital Gains and Losses
Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized in such taxation year. Subject to and in accordance with the provisions of the Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years to the extent and in the circumstances described in the Tax Act.
Capital gains realized by an individual or by most trusts may give rise to alternative minimum tax under the Tax Act. In addition, Canadian-controlled private corporations (as defined in the Tax Act) may be subject to an additional refundable tax of 10 2/3% on certain investment income, including interest and taxable capital gains.
Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, for the purposes of the Tax Act and any applicable income tax treaty or convention, and at all relevant times, is not and has not been a resident or deemed to be a resident of Canada and does not use or hold, and is not deemed to use or hold, Debentures in connection with carrying on a business in Canada (a "Non-Resident Holder"). Special rules, which are not discussed in this summary, apply to a non-resident that is an insurer carrying on business in Canada and elsewhere.
Disposition
A Non-Resident Holder of a Debenture will not be subject to tax under the Tax Act in respect of any capital gain (and will not be entitled to deduct any amount in respect of any capital loss) realized on the disposition of a Debenture under either the Redemption Amendment or a redemption pursuant to the terms of the Redemption Amendment unless such Debenture constitutes "taxable Canadian property" to the Non-Resident Holder and does not constitute "treaty-protected property". See "Taxable Canadian Property". However, a Non-Resident Holder should review the discussion below with respect to the possible reclassification of part of its Net Redemption Price as deemed interest that is subject to tax in Canada.
Additionally, subject to the discussion set out below, a Non-Resident Holder should not be subject to withholding tax under the Tax Act in respect of interest (including (i) interest paid to a Non-Resident Holder, (ii) interest which has accrued on the Debentures to the date of disposition, and (iii) amounts deemed to be interest (see "Holders Resident in Canada - Redemption of Debentures Pursuant to the Redemption Amendment)) paid to the Non-Resident Holder on their disposition of a Debenture pursuant to the Redemption Amendment or pursuant to a redemption under the terms of the Redemption Amendment.
Generally, no Canadian withholding tax is payable under the Tax Act on interest paid or credited to non-residents of Canada with whom the payer deals at arm's length. However, Canadian withholding tax continues to apply to payments of interest that constitute “participating debt interest”. By virtue of the fact that the Debentures are convertible into Common Shares of the

Company, there is a risk that both (a) the amount of the Net Redemption Price that exceeds the principal amount of the Debentures (the "Excess"); and (b) all interest (including (i) interest paid to a Non-Resident Holder, (ii) interest which has accrued on the Debentures to the date of disposition, and (iii) amounts deemed to be interest), on a Debenture could be held to come within the classification of participating debt interest, in which case it would be subject to Canadian withholding tax.
The CRA has not provided any definitive guidance to date on this issue, except to state that conversion premiums paid to original holders of debentures which are “traditional convertible debentures”, will not be considered Excess, and thus cannot be participating debt interest. The CRA has published guidance on what it believes to be a “traditional convertible debenture” for this purpose. The Debentures should meet the criteria set out by the CRA. Notwithstanding this, it is at present unclear whether the CRA would apply their reasoning in this instance to the Excess and interest paid, accrued or deemed pursuant to the Tax Act, or that a Canadian court would agree with the CRA's position.
As a result, there is a risk that both (a) the Excess; and (b) all interest (including (i) interest paid to a Non-Resident Holder, (ii) interest which has accrued on the Debentures to the date of disposition, and (iii) amounts deemed to be interest), on a Debenture could be subject to Canadian withholding tax. In this case the interest would be subject to Canadian withholding tax at a rate of 25%, or such lower rate as may be provided under the terms of an applicable tax treaty. Under the US Treaty, the rate of withholding tax would be reduced to 15%.
Taxable Canadian Property
Generally, a Debenture will not be taxable Canadian property to a Non-Resident Holder at the time of disposition provided that: (a) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal at arm's length, or the Non-Resident Holder together with such persons, did not own 25% or more of the issued Common Shares at any time during the 60-month period immediately preceding that time; and (b) such Debentures are not deemed to be taxable Canadian property for purposes of the Tax Act. Even if the Debentures are taxable Canadian property to a Non-Resident Holder, a taxable capital gain resulting from the disposition of Debentures will not be included in computing the Non-Resident Holder's income for the purposes of the Tax Act if the Debentures constitute "treaty-protected property". Debentures owned by a Non-Resident Holder will generally be treaty-protected property if the gain from the disposition of such Debentures would, because of an applicable income tax treaty, be exempt from tax under the Tax Act. In the event that Debentures constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, the tax consequences as described above under "Holders Resident in Canada" will generally apply. A Non-Resident Holder who disposes of taxable Canadian property must file a Canadian income tax return for the year in which the disposition occurs, regardless of whether the Non- Resident Holder is liable for Canadian tax on any gain realized as a result.
GENERAL PROXY INFORMATION
Solicitation of Proxies
This Information Circular is furnished in connection with the solicitation of proxies by management of the Company for use at the Meeting, and at any adjournment thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting. While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally, or by telephone, facsimile or other electronic means, by directors, officers and employees of the Company who will not be specifically remunerated therefore. All costs of solicitation by such directors, officers and employees will be borne by the Company.
Voting Rights and Appointment of Proxies
As at the date hereof, the Company has $97,750,000 aggregate principal amount of Debentures issued and outstanding. Each $1,000 principal amount of Debentures entitles the holder of record as at the close of business on September 16, 2016 to one vote at the Meeting. All of the Debentures are registered under the name of CDS & Co. (the registration name for CDS). Accordingly, in order for a beneficial holder of Debentures to vote its Debentures FOR or AGAINST the Extraordinary Resolution, it must complete and sign the applicable instrument of proxy or other voting instruction form provided by its broker or other intermediary and return such instrument of proxy or other voting instruction form in accordance with the instructions provided therein well in advance of the Meeting. Failure to do so will result in your Debentures not being voted at the Meeting. See "Advice to Beneficial Holders of Debentures".
Revocation of Proxies
A beneficial Debentureholder may revoke a proxy or voting instruction form provided by its broker or other intermediary in accordance with the instructions provided therein.

Voting of Proxies
The Debentures represented by the accompanying form of proxy will be voted in accordance with the instructions of the Debentureholder on any ballot that may be called for, and if the Debentureholder specifies a choice with respect to any matter to be acted upon, the Debentures will be voted accordingly. In the absence of such direction, Debentures represented by proxies will be voted FOR the Extraordinary Resolution.
The accompanying form of proxy confers discretionary authority on the persons named therein with respect to amendments or variations to matters identified in the Notice, or other matters which may properly come before the Meeting. At the time of printing this Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting.
QUORUM
A quorum at the Meeting is that number of Debentureholders present in person or by proxy representing not less than 25% of the aggregate principal amount of Debentures then outstanding. If a quorum is not present within 30 minutes from the time fixed for the holding of the Meeting, the Meeting may be adjourned to such date, being not less than 14 and not more than 60 days later, and to such place and time as may be appointed by the chairman of the Meeting. No less than 10 days notice shall be given of the time and place of such adjourned Meeting. At the adjourned Meeting the Debentureholders present in person or by proxy shall form a quorum and may transact the business for which the Meeting was originally convened, notwithstanding that they may not represent 25% of the aggregate principal amount of Debentures then outstanding.
INTERESTS OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED ON
No person who has been a director or executive officer of the Company at any time since the beginning of the Company's last financial year, nor any associate or affiliate of any of the foregoing, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than Robert Jennings, the Chairman of the Board and a director of the Company and Ross Clarkson, the President, Chief Executive Officer and a director of the Company, who hold $185,500 and $100,000 principal amount of Debentures, respectively, and who have indicated they intend to vote FOR the Extraordinary Resolution.
VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES
As of the date hereof, the directors and executive officers of TransGlobe are not aware of any person or company that beneficially owns, or controls or directs, directly or indirectly, more than 10% of the issued and outstanding Debentures.
INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
Other than as contained herein, there were no material interests, direct or indirect, of directors or executive officers of the Company, any shareholder who beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the voting rights attached to all outstanding voting securities of the Company, any other Informed Person (as defined in National Instrument 51-102), any proposed director of the Company or any known associate or affiliate of such persons, in any transaction since the commencement of the last completed financial year of the Company or in any proposed transaction which has materially affected or would materially affect the Company or any of its subsidiaries.
ADDITIONAL INFORMATION
Deloitte LLP have served as independent auditors for the Company since October 15, 1999.
Additional information relating to the Company is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Financial information respecting the Company is provided in the Company's comparative annual consolidated financial statements and management's discussion and analysis for its most recently completed financial year. Securityholders can access this information on SEDAR at www.sedar.com, EDGAR at www.sec.gov or by request to the Corporate Secretary of the Company at the following address:
TransGlobe Energy Corporation

Suite 2300, 250-5th Street S.W.

Calgary, Alberta T2P 0R4

Phone: (403) 264-9888

Facsimile: (403) 770-8855

SCHEDULE "A"
EXTRAORDINARY RESOLUTION
BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:
1.
TransGlobe Energy Corporation ("TransGlobe") and Computershare Trust Company of Canada (the "Trustee") be and are hereby authorized to enter into and perform their respective obligations under a supplemental indenture (the "Supplemental Indenture") to be entered into between TransGlobe and the Trustee at such time as may be determined by TransGlobe, in its sole discretion, pursuant to which the trust indenture governing the 6.00% convertible unsecured subordinated debentures ("Debentures") of TransGlobe shall be supplemented and amended to give TransGlobe the right, exercisable in the sole discretion of TransGlobe at any time prior to March 31, 2017, the maturity date of the Debentures (the "Maturity Date"), to redeem all but not less than all of the then outstanding Debentures at a price equal to the principal amount outstanding, plus accrued and unpaid interest up to (but excluding) the redemption date, plus an interest penalty equal to interest otherwise due from the redemption date up to (but excluding) the Maturity Date, a copy of which Supplemental Indenture (in draft form) is attached as Schedule "B" to the management information circular of TransGlobe dated September 16, 2016, such Supplemental Indenture being subject to such changes and amendments as may be approved by the persons referred to in paragraph 3 hereof, such approval to be evidenced conclusively by their execution and delivery of such Supplemental Indenture (as changed or amended), and the Supplemental Indenture (as changed or amended, if applicable) as signed is that which is hereby approved;

2.
notwithstanding that this extraordinary resolution has been duly passed, the board of directors of TransGlobe may, without further notice to or approval of the holders of Debentures, revoke this extraordinary resolution at any time prior to TransGlobe entering into the Supplemental Indenture; and

3.
any single director or officer of TransGlobe be and is hereby authorized, for and on behalf of TransGlobe, to execute and deliver the Supplemental Indenture and to execute, with or without the corporate seal, and, if appropriate, deliver all other documents and instruments and to do all other things as in the opinion of such director or officer may be necessary or desirable to implement this resolution, the Supplemental Indenture and the matters authorized hereby and thereby, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument, and the taking of any such action.

A-1

SCHEDULE "B"
FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture is entered into as of the [●] day of [●], 20[●].
BETWEEN:
TRANSGLOBE ENERGY CORPORATION, a company existing under the laws of the Province of Alberta (hereinafter called "TransGlobe" or the "Corporation")
AND
COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company subsisting under the laws of Canada and registered to carry on business in the Province of Alberta (hereinafter called the "Debenture Trustee")
WHEREAS TransGlobe and the Debenture Trustee entered into an amended and restated convertible debenture indenture (the "Indenture") dated as of February 22, 2012 to provide for the creation and issuance of debentures, which Indenture replaced and superseded the original convertible debenture indenture dated February 22, 2012 between the Corporation and the Debenture Trustee;
AND WHEREAS pursuant to the Indenture, TransGlobe issued debentures in the aggregate principal amount of $97.75 million designated as 6.0% Convertible Unsecured Subordinated Debentures (the " Debentures");
AND WHEREAS the holders (the "Debentureholders") of the Debentures have duly passed an Extraordinary Resolution authorizing TransGlobe and the Debenture Trustee to enter into and perform their respective obligations under this First Supplemental Indenture;
AND WHEREAS section 16.1 of the Indenture provides that the Corporation and the Debenture Trustee may supplement the Indenture for the purpose of, inter alia, giving effect to any Extraordinary Resolution passed as provided in Article 13 of the Indenture;
AND WHEREAS all necessary acts and proceedings have been done and taken and all necessary resolutions have been passed to authorize the execution and delivery of this First Supplemental Indenture, to make the same effective and binding upon the Corporation and the Debenture Trustee;
AND WHEREAS the foregoing recitals are made as representations and statements of fact by the Corporation and not by the Debenture Trustee;
NOW THEREFORE it is hereby covenanted, agreed and declared as follows:
DEFINITIONS AND AMENDMENTS TO INDENTURE
1.1          Definitions
(a)
All capitalized terms contained in this First Supplemental Indenture (including the recitals hereto) shall, for all purposes hereof, have their respective meanings as set out in the Indenture, unless otherwise defined herein or the context otherwise requires.

1.2          Amendments to Indenture
(a)
This First Supplemental Indenture is supplemental to the Indenture and both shall hereafter be read together and shall have effect, so far as practicable, with respect to the Debentures as if all the provisions of the Indenture and this First Supplemental Indenture were contained in one instrument. The Indenture is and shall remain in full force and effect with regards to all matters governing the Debentures, except as the Indenture is amended, superseded, modified or supplemented by this First Supplemental Indenture. Any references in the text of this First Supplemental Indenture to section, article or paragraph numbers refer to the Indenture unless otherwise qualified.

(b)	The following definitions shall be added to Section 1.1 of the Original Indenture:

"Circular" means the notice of meeting and management information circular of the Corporation dated September 16, 2016;
"Early Redemption Date" means the date of redemption set forth in the Early Redemption Notice (which shall not be earlier than the date that is 15 days after the date the Early Redemption Notice is delivered to the Debentureholders by the Corporation), and if no such date is set forth in the Early Redemption Notice it means the date that is 15 days after the Early Redemption Notice is delivered to the Debentureholders by the Corporation;
"Early Redemption Notice" has the meaning ascribed thereto in paragraph 2.2(m);
"Early Redemption Option" has the meaning ascribed thereto in paragraph 2.2(m); and
"Early Redemption Price" means, in respect of a Debenture, the principal amount thereof, plus accrued and unpaid interest outstanding on such Debentures up to, but excluding, the Early Redemption Date, plus an interest penalty equal to interest otherwise due from the Early Redemption Date up to, but excluding, the Maturity Date, which amount, for greater certainty, may not be paid by the issuance of Freely Tradeable Shares as provided for in Section 4.6.
(c)	The following shall be added as paragraph (m) of Section 2.2 of the Original Indenture:

"Notwithstanding anything else contained herein, including paragraph 2.2(d) and Article 4, all but not less than all of the outstanding Debentures may be redeemed at the option of the Corporation, effective at the Early Redemption Date, for a cash redemption price per $1,000 principal amount of Initial Debentures equal to the Early Redemption Price (the "Early Redemption Option").
The Corporation may exercise the Early Redemption Option by providing 15 days' written notice (the "Early Redemption Notice") thereof to the Debentureholders and depositing with the Debenture Trustee or any paying agent to the order of the Debenture Trustee such sums of money as are sufficient to pay the aggregate Early Redemption Price for all of the Debentures being redeemed. The delivery of such funds to the Debenture Trustee will satisfy and discharge the liability of the Corporation for the Debentures being redeemed and such Debentures will thereafter be considered to no longer be outstanding under this Indenture. From the sums so deposited, the Debenture Trustee shall pay or cause to be paid to the holders of such Debentures so called for redemption, upon surrender of such Debentures, the Early Redemption Price for such Debentures. Such holders will otherwise have no other right in regard to such Debentures.
In case the holder of any Debenture so called for redemption shall fail to surrender such holder's Debenture, or shall not accept payment of the Early Redemption Price payable, or give such receipt therefor, if any, as the Debenture Trustee may require, such redemption monies may be set aside in trust, without interest, either in the deposit department of the Debenture Trustee or in a chartered bank, and such setting aside shall for all purposes be deemed a payment to the Debentureholder of the sum so set aside and, to that extent, the Debenture shall thereafter not be considered as outstanding hereunder and the Debentureholder shall have no other right except to receive payment out of the monies so paid and deposited upon surrender and delivery up of such holder's Debenture of the Early Redemption Price of such Debenture."
(d)	The first paragraph of Section 2.2(f) of the Indenture shall be deleted in its entirety and replaced with the following:

"Upon and subject to the provisions and conditions of Article 6 hereof, the holder of each Debenture shall have the right at such holder's option, at any time prior to 5:00 p.m. (Calgary time) on the earliest of (i) the Business Day immediately preceding the Maturity Date, (ii) the last Business Day immediately preceding any Redemption Date specified by the Corporation for redemption of such Debentures by notice to the holders of Debentures in accordance with Sections 2.2(d) and 4.3 of this Indenture, and (iii) the last Business Day immediately preceding any Early Redemption Date specified by the Corporation for redemption of such Debentures by notice to the holders of Debentures in accordance with Sections 2.2(m) of this Indenture (the earliest of which will be the "Time of Expiry" for the purposes of Article 6 hereof), to convert the whole or, in the case of a Debenture of a denomination in excess of $1,000, any part which is $1,000 or an integral multiple thereof, of the principal amount of such Debenture into Shares at the Conversion Price in effect on the Date of Conversion. To the extent a redemption is a redemption in part only of the Debentures, such right to convert, if not exercised prior to the applicable Time of Expiry, shall survive as to any Debentures not redeemed or converted and be applicable to the next succeeding Time of Expiry."
(e)	Section 9.5(a)(i) of the Indenture shall be deleted in its entirety and replaced with the following:

"(i)
the Corporation has deposited or caused to be deposited with the Debenture Trustee as trust funds or property in trust for the purpose of making payment on such Debentures, an amount in money or Shares, if applicable, sufficient to pay, satisfy and discharge the entire amount of principal, premium, if any, and interest, if any, to maturity or any repayment date, Redemption Date or Early Redemption Date, or any Change of Control

Purchase Date, or upon conversion or otherwise as the case may be, of such Debentures (including the maximum amount of Shares that may be payable as Make Whole Premium Shares, if applicable); or"
ARTICLE 2
ADDITIONAL MATTERS
2.1          Confirmation of Indenture
The Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects confirmed.
2.2          Acceptance of Trusts
The Debenture Trustee hereby accepts the trusts in this First Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions and subject to the provisions set forth in the Indenture.
2.3          Governing Law
This First Supplemental Indenture shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated, in all respects, as an Alberta contract.
2.4          Further Assurances
The parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this First Supplemental Indenture, and each party shall provide such further documents or instruments required by the other party as may be reasonably necessary or desirable to effect the purpose of this First Supplemental Indenture and carry out its provisions.
2.5          Counterparts
This First Supplemental Indenture may be executed by the parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
IN WITNESS WHEREOF the parties hereto have executed these presents under their respective corporate seals and the hands of their proper officers in that behalf.

TRANSGLOBE ENERGY CORPORATION

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:
Title:

Per:
Name:
Title: